Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to May 2020 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on July, 15, 2020. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO YOU HONOR JUDGE OF THE 7th BUSINESS DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001

Court-Supervised Reorganization of Oi S.A et. al.

     The TRUSTEE (Escritório de Advocacia Arnoldo Wald/ Law Office), appointed in the proceedings of Court-Supervised Reorganization of OI S.A. et. al., respectfully requests the attached Monthly Activity Report ("RMA") for the month of May 2020 to be entered into the docket.

WALD
ANTUNES VITA LONGO BLATTNER

Rio de Janeiro, July 15, 2020.

Trustee

Escritório de Advocacia Arnoldo Wald/Arnoldo Wald Law Office

REPORT OF ACTIVITIES

RMA

COURT-SUPERVISED REORGANIZATION

Oi

15 . July 15, 2020

EXECUTIVE REPORT

INTRODUCTION

To Your Honor, Judge of the 7th Business District Court in the Judicial District Capital of the State of Rio de Janeiro

The Trustee, Escritório de Advocacia Arnold Wald, the law firm Arnoldo Wald ("Wald" or "AJ"), appointed in the records of the court-supervised reorganization of the Oi Group (case number 0203711- 65.2016.8.19.0001), and Rio Branco Consultores Associados, subcontracted by AJ to assist you in the preparation of the Monthly Activities Report ("RMA"), come, respectfully, to your presence, in accordance with the decision of pages 91.223 / 91,224, to submit RMA for May 2020.

As you know, the Court-Supervised Reorganization involves the following companies:

- Oi S.A. - in Court-Supervised Reorganization("Oi S.A.");
- Telemar Norte Leste S.A. - in Court-Supervised Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - in Court-Supervised Reorganization ("Oi Móvel");
- Copart4 Participações S.A. - in Court-Supervised Reorganization ("Copart4")*;
- Copart5 Participações S.A. - in Court-Supervised Reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - in Court-Supervised Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - in Court-Supervised Reorganization ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Companies under Reorganization up to July 15, 2020, contains data referring to the month of May 2020, and should be analyzed together with the preliminary activity report, as well as the other RMA's previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Companies under Reorganization, which in this Report will cover the Management Cash Flow Statement for the relevant months, presented in the tables and compared to the immediately preceding month, in addition to the information relating to the Balance Sheet and Income Statement of the Companies under Reorganization, the analysis being based on the quarterly comparison between the 1st quarter of 2020 and the 4th quarter of 2019. The report will highlight the main variations that occurred during the period in question, presenting the clarifications provided by the Management of the Companies under Reorganization.

* Copart4 Participações S.A. was acquired by Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the PRJ; Copart5 Participações S.A. was acquired by Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the PRJ.

This report, prepared through analytical procedures and discussions with the Company's Management, aims at providing the Judge and the interested parties with information on the financial situation of the Companies under Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by AJ until the end of this report.

The information presented below is mainly based on data and elements submitted by the Companies under Reorganization. The individual financial statements of all Companies under Reorganization as well as the consolidated financial statements of the Oi Group (which include but are not limited to Companies under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the CVM [Brazilian Securities & Exchange Commission] of the Oi Group's Consolidated Quarterly Financial Information ("ITRs"). Regarding the individual financial information of each Company under Reorganization, prepared in monthly periods other than those that make up the ITRs delivered to CVM, these are not submitted to independent audit review, either by the auditors hired by the Oi Group or by AJ.

The AJ, honored with the assignment, is available for further clarification on the information contained in this report or other additional information.

Sincerely,

WALD
ANTUNES VITA LONGO BLATTNER

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Members

Tel: +55 (11) 3074-6000

RIO BRANCO
CONSULTORES ASSOCIADOS

Thiago Fogaça Almeida
Economist
tfa@riobranco.adm.br

Tel: +55 (11) 3392 – 3062

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 1 - Corporate Organization Chart of the Companies under Reorganization


Oi
Ois.A. (Holding)
under court-supervised reorganization
100%
Telemar North East S.A. (STFC concession) under court-supervised reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial vehicle) under court-supervised reorganization
100%
Oi Brasil Holdings Coöperatief U.A. (Financial vehicle) under court-supervised reorganization
99,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V.
100%
Alto River Credit and Equity Management S.A.
100%
Carrigans Finance S. to RL
100%
EN Participations SGPS S.A.
99,8%
Bryophyta SP Participations Ltd.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under court-supervised reorganization
6 other companies (see annexes)
11 other companies (see annexes)
Caption
COMPANIES UNDER REORGANIZATION of the GROUP

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 2 - Corporate Organization Chart of the Companies under Reorganization


Telemar North East S.A. (STFC concession) under court-supervised reorganization
100%
Oi Móvel S.A. under court-supervised reorganization
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
99%
Drammen RJ Empreendimentos Imobiliários S.A.
100%
Brazil Telecom Call Center S.A.
19,04%
Hispamar Satélite S.A.
99%
Cozani RJ Empreendimentos Imobiliários S.A.
50%
Companhia ACT de Participações
99%
Caliteia RJ Empreendimentos Imobiliários S.A.
Caption
COMPANIES UNDER REORGANIZATION OF THE GROUP

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the Companies under Reorganization's structure

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 3 - Corporate Organization Chart of the Companies under Reorganization


Oi Móvel S.A. under court-supervised reorganization
100%
Pointer Network S.A.
4 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brazil Telecom Comunicação Multimídia Ltda.
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Solutions e Meios de Pagamentos S.A.
Caption
COMPANIES UNDER REORGANIZATION OF THE GROUP

Source: Information made available by the Management

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the corporate structure of the Companies under Reorganization

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Figure 4 - Companies in Court-supervised Reorganization

Oi S.A.
Main provider of Land Telephony services in Region II and national and international long distance services. It also owns stakes in other Group companies; it is the main "Holding" of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for raising finance/funds on the international market


Oi S.A.
Oi Brasil Holdings Cooperatief U.A.
Oi Móvel S.A.
COMPANIES UNDER REORGANIZATION OF THE OI GROUP
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of mobile phone services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of land telephony services in Region I and national and international long distance calls.

PTIF
Non-operational entity. Vehicle for raising finance/funds on the international market

Copart 4 and 5
Two legal entities used for the management and administration of the real estate property and the main properties leased to the Oi Group

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

We present below some of the Relevant Facts and communications to the market released by the Oi Group that have a direct relationship with the Companies under Reorganization:

Relevant Facts and Releases to the Market in **JUNE/20**

18 June - S&P's Change of Risk

Oi S.A. - In court-supervised reorganization ("Oi" or "Company") herein informs its shareholders and the market in general that, on this date, the rating agency Standard & Poor's (S&P) announced the revision of the credit rating assigned to the Company, reducing the credit rating of the issuer from B- to CC on a global scale and from brBB- to brCC on a national scale, with a negative perspective on both scales. The report indicates that the review results directly from the application of the agency's internal technical criteria on one of the conditions presented in the amendment to the court-supervised reorganization Plan filed with the court-supervised reorganization Court by the Company, as per the Material Fact published on June 15, 2020, which provides on the possibility of prepayment, with the application of a discount, from certain liquidity events defined in the aforementioned amendment.

The full Announcement can be found at
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=1A0C1381-CF29-42C9-ABF3-EFF3D7269A22

June 24 - Disclosure of relevant ownership interest in OI S.A.

Oi S.A. - In court-supervised reorganization, in compliance with article 12 of CVM Instruction 358/02, hereby announces that it received, yesterday, correspondence from Goldentree Asset Management LP with the information below.

The full Notice can be found at
https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=9B64DBB4-6050-4916-A667-82D0658AA1A0

MANAGEMENT CASH FLOW STATEMENT

HIGHLIGHTS

Statement
MAY 01 to 31, 2020

- **Generation of the Companies under Reorganization' Net Operating Cash** was negative by BRL 113 million in May/20

- **Investments** reached the level of BRL 591 million in May/20

- **Receipts** decreased by BRL86 million in May/20, totaling BRL 1,908 million

- **Payments** presented a reduction of BRL 678 million in May/20, reaching the level of BRL 1,430 million

- In May/20 there was a cash inflow of BRL 8 million in the **Financial Operations**

- The **End Balance of the Financial Cash of the Companies under Reorganization** was reduced by BRL 105 million in May/20, totaling BRL 4,754 million

4.1 MANAGEMENT CASH FLOW STATEMENT

Monthly Consolidated of the Companies under Reorganization (unaudited)

Statement

MAY 01 to 31, 2020

Generation of the Companies under Reorganization' Net Operating Cash was negative by BRL 113 million in May/20

- The Net Operating Cash Generation of the Companies under Reorganization in May/20 was negative by BRL 113 million, after negative income of BRL 774 million observed in the previous month (Figure 5). In comparison with April/20, Receipts registered a reduction of BRL 86 million, reaching the level of BRL 1,908 million, while cash outflows with Payments and Investments were reduced by BRL 747 million, totaling BRL 2,021 million jointly (Figure 6).
- The other movements in the Companies under Reorganization, which includes Financial Operations, represented a cash inflow of BRL 8 million in May/20.
- Thus, the variation in the Closing Balance of the Financial Cash of the Companies under Reorganization was negative by BRL 105 million in May/20, resulting in an amount of BRL 4,754 million (Figure 7), corresponding to a reduction of 2.2% in relation to the previous month.
- Detailed considerations of the variations will be reviewed on the following pages.

Source: Financial statements and management information

Figure 5 - Net Operating Cash Generation - Monthly Balance


in BRL million
(113)

Figure 6 - Monthly evolution . Receipts x Payments/Investments


PAYMENTS + INVESTMENTS
2.021
1.908
RECEIVABLES
in BRL million

Figure 7 - Financial Cash - Companies under Reorganization - monthly - Closing Balance


in BRL million
4.754

Cash outflow with Investments contributed to the negative balance of Net Operating Cash Generation

Figure 8 - Statement of cash flow management

	Apr/20	May/20	△
Clients	1.361	1.455	7%
Network Usage Services	3	1	-70%
Dealers	307	304	-1%
Other	244	70	-71%
Receipts (1)	**1.994**	**1.908**	**-4%**

	Apr/20	May/20	△
Plant Maintenance	(302)	(262)	-13%
Rentals	(338)	(306)	-10%
Data Processing/Graphics	(111)	(80)	-28%
Call Center Service/Collection	(79)	(83)	5%
Dealers	(103)	(95)	-8%
Consulting / Audits / Fees	(41)	(43)	5%
Other Services/Payments	(515)	(163)	-68%
Materials/Services (2)	**(1.489)**	**(1.030)**	**-31%**

	Apr/20	May/20	△
Network Usage Services	(5)	(1)	-71%
Judicial Deposits	29	55	94%
Contingencies	(6)	(7)	8%
Other Payment (2)	**17**	**47**	**176%**

	Apr/20	May/20	△
Telemar	(262)	(176)	-33%
Oi S.A.	(60)	(89)	50%
Oi Móvel	(338)	(326)	-4%
Investments (3)	**(660)**	**(591)**	**-10%**


in BRL million
1.908
(123)
(1.030)
(323)
0
47
(591)
(113)
Receipts
Staff
Materials/ Services
Taxes
Mediation / Partner Supplier
Other payments
Investments
Net Cash Generation

Source: Financial statements and management information

Statement

MAY 01 to 31, 2020

Table 1 - Management Cash Flow Statement - May/20

BRL million	(A) 30/04/2020 Apr/20	(B) - (A) *Variation*	(B) 31/05/2020 **May/20**
OPENING BALANCE- Financial Cash	5.602	(743)	4.859
Clients	1.361	94	1.455
Network Usage Services	3	(2)	1
Dealers	387	(3)	384
Other	244	(174)	70
Receipts (1)	**1.994**	**(86)**	**1.908**
Staff	(244)	121	(123)
Suppliers of Materials/Services	(1.494)	462	(1.032)
Taxes	(392)	69	(323)
Judicial Deposits	29	27	55
Contingencies	(6)	(0)	(7)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(2.108)**	**678**	**(1.430)**
Telemar	(262)	86	(176)
Oi S.A.	(60)	(30)	(89)
Oi Móvel	(338)	12	(326)
Investments (3)	**(660)**	**69**	**(591)**
Net Operating Generation (1+2+3)	**(774)**	**661**	**(113)**
Capital Increase	-	-	-
Intra – Group Operations	-	-	-
Financial Operations	**31**	***(23)***	**(8)**
Dividends and JCP	**0**	***(0)***	-
Closing Balance - Financial Cash	4.859	(105)	4.754

Figure 9 - Receipts - Interest structure


Other
R$ 70 ml
4%
Network Usage
Services
R$ 1 ml
0%
RECEIPTS
TOTAL
R$ 1,908 ml
Dealers
R$ 384 ml
20%
Clients
R$ 1,455 ml
76%

	May/20 BRL million	May/20 Interest	Apr/20 Interest
Receipts	**2.068**	**100%**	**100%**
Clients	1.455	76%	68%
Dealers	384	20%	19%
Other	70	4%	12%
Network Usage Service	1	0%	0%

RECEIPTS

Receipts increased in May/20

In May/20 there was a reduction of BRL 86 million in the Receipts account when compared to the previous month (-4.3%), reaching the figure of BRL 1,908 million.

The *Clients* caption improved by BRL 94 million in May/20, totaling BRL 1,455 million, compared to BRL 1,361 million in April/20. The Network Use Services item registered a reduction of BRL 2 million in May/20, totaling a cash inflow of BRL 1 million in the month.

- The Management informed that the increase in the caption *Clients* in May/20 item is related to the increase in the receipt of mobility, which was impacted by the lower number of business days in the month (21 d.u. April/20 x 20 d.u. May/20).

The *Dealers* caption was reduced by BRL 3 million in the month, totaling a cash inflow of BRL 384 million in May/20.

- Management informed that the reduction in the *Dealers* caption in May/20 is related to the number of business days (21 d.u. April/20 x 20 d.u. May/20).

Finally, the Other Receipts item registered a reduction of BRL 174 million in May/20, with an inflow of BRL 70 million.

- Management informed that the reduction in the item *Other Receipts* in May/20 is explained by the reduction in the Intercompany Interconnection Receipts between companies under court-supervised reorganization, and the effect is cancelled with the item Other Services/Payments.

Statement

MAY 01 to 31, 2020

Table 1 - Management Cash Flow Statement - May/20

BRL million	(A) 30/04/2020 Apr/20	(B) - (A) *Variation*	(B) 31/05/2020 May/20
OPENING BALANCE- Financial Cash	5.602	(743)	4.859
Clients	1.361	94	1.455
Network Usage Services	3	(2)	1
Dealers	387	(3)	384
Other	244	(174)	70
Receipts (1)	**1.994**	**(86)**	**1.908**
Staff	(244)	121	(123)
Suppliers of Materials/Services	(1.494)	462	(1.032)
Taxes	(392)	69	(323)
Judicial Deposits	29	27	55
Contingencies	(6)	(0)	(7)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(2.108)**	**678**	**(1.430)**
Telemar	(262)	86	(176)
Oi S.A.	(60)	(30)	(89)
Oi Móvel	(338)	12	(326)
Investments (3)	**(660)**	**69**	**(591)**
Net Operating Generation (1+2+3)	**(774)**	**661**	**(113)**
Capital Increase	-	-	-
Intra-Group Transactions	-	-	-
Financial Transactions	**31**	***(23)***	**(8)**
Dividends and JCP [Interest on Shareholders' Equity]	**0**	***(0)***	-
Closing Balance - Financial Cash	4.859	(105)	4.754

Figure 10 - Payments –Interest structure


Staff
BRL 123 ml
8%
Other
- BRL 49 ml
-3%
Mediation
BRL 0 ml
0%
RECEIPTS
TOTAL
BRL 1,430 ml
Taxes
BRL 323 ml
21%
Suppliers
BRL 1,032 ml
68%

	May/20 BRL million	May/20 Interest	Apr/20 Interest
Payments	1.430	100%	100%
Suppliers of	1.032	72%	71%
Taxes	323	23%	19%
Staff	123	9%	12%
Other	(49)	-3%	0%
Mediation/ Partner Suppliers	0	0%	0%

PAYMENTS

Increase of Payments in May/20

Payments totaled BRL 1,430 million in May/20, a reduction of BRL 678 million (32.2%) in relation to the previous month, when the item recorded a cash outflow of BRL 2,108 million.

There was a reduction of BRL 121 million in the Personal item in May/20, totaling BRL 123 million.

- Management informed that the variation observed is explained by the payment of PPR 2019, approved in the 2019/2020 collective agreement, paid in April/20.

The item Suppliers of Materials/Services closed May/20 with a reduction of BRL 462 million, totaling BRL 1,032 million.

- Management informed that the reduction observed is explained by the movements in the *Intercompany* payments of interconnection between the companies under court-supervised reorganization (the effect is cancelled with the item "Other receipts"), of the *Intercompany* Commission for Paggo Lojas, by the sales made of fixed and mobile telecommunication services, of TV service contracts, such as acquisition and distribution and of Plant Maintenance and Rentals.

The Taxes item was reduced by BRL 69 million, reaching the level of BRL 323 million.

- Management informed that the reduction refers to the payment to Anatel of charges for the authorization of mobile telephony that occurred in April/20.

On the other hand, Judicial Deposits increased in the month, from BRL 29 million in April/20 to BRL 55 million in May/20.

- Management informed that the cash inflow refers to the redemption and unblocking of a judicial deposit in favor of Oi, in the PEX sphere.

Finally, the Contingencies item recorded a cash outflow of BRL 7 million in May/20, an amount BRL 1 million higher than in the previous month. There were no transactions in the item Mediation/ Partner Suppliers.

- Management informed that in May/20 there was no payment of Partner Suppliers as provided in the PRJ.

Statement

MAY 01 to 31, 2020

Table 1 - Management Cash Flow Statement - May/20

BRL million	(A) 04/30/2020 Apr/20	(B) - (A) Variation	(B) 05/31/2020 May/20
OPENING BALANCE- Financial Cash	5.602	(743)	4.859
Clients	1.361	94	1.455
Network Usage Services	3	(2)	1
Dealers	387	(3)	384
Other	244	(174)	70
Receipts (1)	**1.994**	**(86)**	**1.908**
Staff	(244)	121	(123)
Suppliers of Materials/Services	(1.494)	462	(1.032)
Taxes	(392)	69	(323)
Judicial Deposits	29	27	55
Contingencies	(6)	(0)	(7)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(2.108)**	**678**	**(1.430)**
Telemar	(262)	86	(176)
Oi S.A.	(60)	(30)	(89)
Oi Móvel	(338)	12	(326)
Investments (3)	**(660)**	**69**	**(591)**
Net Operating Generation (1+2+3)	**(774)**	**661**	**(113)**
Capital Increase	-	-	-
Intra-Group Transactions	-	-	-
Financial Operations	31	*(23)*	(8)
Dividends and JCP [Interest on Shareholders' Equity]	0	*(0)*	-
Closing Balance - Financial Cash	4.859	(105)	4.754

Figure 11 - Investments - Interest structure


OI S.A.
BRL 89 mi
15%
Telemar
BRL 176 mi
30%
OI Móvel
BRL 326 mi
55%
INVESTMENTS
TOTAL
BRL 591 mi

	May/20 BRL million	May/20 Interest	Apr/20 Interest
Investments	591	100%	100%
OI Móvel	326	55%	51%
Telemar	176	30%	40%
OI S.A.	89	15%	9%

INVESTMENTS

The Companies under Reorganization recorded *Investments* Payments of BRL 591 million in May/20, a reduction of 10.4% in relation to the previous month, when there was a cash outflow with *Investments* of BRL 660 million.

Investments related to Oi Móvel S.A. showed a reduction of BRL 12 million, totaling BRL 326 million in May/20. In Telemar S.A. there was a reduction of BRL 86 million, totaling BRL 176 million in May/20, while the Investments in Oi S.A. increased from BRL 60 million in April/20 to BRL 89 million in May/20.

- Management emphasized that the month's income is within the strategic plan to accelerate the Company's investments, mainly in fiber optics and in the expansion of the mobile network.

NET OPERATING INCOME

The level of *Receipts* in May/20, of BRL 1,908 million, was lower than the total sum of Cash Outflows for *Payments* (BRL 1,430 million) and *Investments* (BRL 591 million) in the month, which contributed directly to the negative balance of BRL 113 million in the Net Operating Generation of Companies under Reorganization in the month.

CLOSING BALANCE - FINANCIAL CASH

Financial Operations recorded negative income of BRL 48 million in March/20, compared to a cash inflow of BRL 3,070 million in the previous month.

- Management informed that in May/20, the cash inflow from financial income was impacted by the deduction of income tax on the profitability of investments in investment funds, in addition to lower income from foreign exchange variation on cash invested in foreign currency.

Thus, adding the cash inflow of BRL 8 million from *Financial Operations* to the negative balance of BRL 113 million from Generation of Net Operating Cash, the Closing Balance of the Financial Cash of the Companies under Reorganization was reduced by BRL 105 million in relation to the previous month (reduction of 2.2%), totaling BRL 4,754 million.

Statement

MAY 01 to 31, 2020

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF THE COMPANIES UNDER REORGANIZATION	AUG/18	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19
Opening Balance- Financial Cash	**4.677**	**4.721**	**4.815**	**4.379**	**4.362**	**4.469**	**7.515**	**5.943**	**6.010**
Receipts	**2.659**	**2.694**	**2.898**	**2.815**	**2.645**	**2.463**	**2.400**	**2.248**	**2.090**
Clients	1.731	1.681	1.808	1.807	1.697	1.628	1.541	1.572	1.570
Network Usage Services	210	205	204	192	192	177	191	151	6
Dealers	518	420	414	478	412	498	400	411	427
Other	200	388	472	338	344	160	268	114	87
Payments	**(2.279)**	**(2.276)**	**(2.751)**	**(2.432)**	**(2.285)**	**(2.733)**	**(2.806)**	**(1.821)**	**(2.964)**
Staff	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)
Suppliers of Materials and Services	(1.604)	(1.640)	(2.048)	(1.775)	(1.508)	(1.829)	(1.670)	(1.239)	(1.496)
Materials/Services	(1.393)	(1.433)	(1.842)	(1.581)	(1.315)	(1.649)	(1.478)	(1.087)	(1.490)
Plant Maintenance	(297)	(299)	(300)	(347)	(425)	(406)	(344)	(305)	(324)
Rent	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)
Data Processing/Graphics	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)
Call Center Service/Collection	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)
Dealers	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)
Consulting / Audits / Fees	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)
Other Services/Payments	(308)	(444)	(726)	(430)	(171)	(340)	(254)	(149)	(309)
Network Usage Services	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)
Taxes	(487)	(516)	(551)	(543)	(523)	(683)	(566)	(524)	(1.221)
Judicial Deposits	46	40	41	55	75	34	51	91	78
Contingencies	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)
Mediation/ Partner Suppliers	(64)	(16)	(54)	(35)	(73)	(50)	(442)	-	-
Investments	**(363)**	**(339)**	**(582)**	**(421)**	**(344)**	**(603)**	**(482)**	**(384)**	**(540)**
Telemar	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)
Oi S.A.	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)
Oi Móvel	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)
Operational Generation	**17**	**79**	**(435)**	**(38)**	**16**	**(873)**	**(687)**	**43**	**(1.414)**
Capital Increase	-	-	-	-	-	4.007	-	-	-
Pharol Agreement	-	-	-	-	-	(106)	-	-	-
Non Core	-	-	-	-	-	-	-	-	-
Intra-Group Transactions	(1)	-	-	-	14	-	-	-	-
Financial Transactions	28	15	(1)	21	23	18	(685)	24	17
Dividends and JCP [Interest of Shareholders' Equity]	-	-	-	-	54	-	-	-	-
Closing balance - Financial Cash	**4.721**	**4.815**	**4.379**	**4.362**	**4.469**	**7.515**	**5.943**	**6.010**	**4.614**

CONSOLIDATED OF THE COMPANIES UNDER REORGANIZATION	MAY/19	JUN/19	JUL/19	AUG/19	SEP/19	OCT/19	NOV/19	DEC/19	JAN/20	FEB/20	MAR/20	APR/20	MAY/20
Opening Balance- Financial Cash	**4.614**	**4.306**	**4.145**	**3.621**	**3.083**	**3.060**	**2.612**	**2.239**	**1.910**	**3.761**	**5.929**	**5.602**	**4.859**
Receipts	**2.815**	**2.110**	**2.369**	**1.991**	**2.033**	**2.119**	**2.013**	**2.412**	**2.303**	**1.782**	**2.066**	**1.994**	**1.908**
Clients	1.660	1.496	1.616	1.511	1.495	1.563	1.473	1.652	1.494	1.353	1.475	1.361	1.455
Network Usage Services	252	5	43	9	9	8	5	19	6	14	2	3	1
Dealers	446	395	453	433	421	443	421	443	488	368	405	387	384
Other	457	214	257	38	108	105	114	298	315	47	184	244	70
Payments	**(2.560)**	**(1.743)**	**(2.207)**	**(1.577)**	**(1.471)**	**(1.694)**	**(1.792)**	**(2.062)**	**(2.031)**	**(2.057)**	**(1.669)**	**(2.106)**	**(1.430)**
Staff	(180)	(152)	(151)	(138)	(136)	(125)	(134)	(235)	(177)	(147)	(133)	(244)	(123)
Suppliers of Materials and Services	(1.905)	(1.112)	(1.640)	(1.178)	(960)	(1.273)	(1.274)	(1.553)	(1.646)	(1.125)	(1.212)	(1.494)	(1.032)
Materials/Services	(1.654)	(1.105)	(1.594)	(1.169)	(951)	(1.264)	(1.268)	(1.536)	(1.640)	(1.111)	(1.208)	(1.489)	(1.030)
Plant Maintenance	(322)	(331)	(336)	(348)	(329)	(339)	(371)	(393)	(357)	(287)	(291)	(302)	(262)
Rent	(432)	(255)	(424)	(292)	(194)	(368)	(311)	(254)	(424)	(336)	(324)	(338)	(306)
Data Processing/Graphics	(94)	(99)	(126)	(94)	(10)	(28)	(156)	(165)	(165)	(86)	(77)	(111)	(80)
Call Center Service/Collection	(138)	(121)	(116)	(128)	(124)	(103)	(125)	(143)	(112)	(134)	(110)	(79)	(83)
Dealers	(109)	(99)	(103)	(98)	(102)	(101)	(103)	(99)	(103)	(128)	(99)	(103)	(95)
Consulting / Audits / Fees	(42)	(24)	(71)	(41)	(25)	(39)	(32)	(31)	(76)	(95)	(47)	(41)	(43)
Other Services/Payments	(517)	(178)	(418)	(168)	(167)	(286)	(170)	(431)	(383)	(85)	(259)	(515)	(163)
Network Usage Services	(251)	(7)	(46)	(9)	(9)	(9)	(6)	(17)	(6)	(14)	(4)	(5)	(1)
Taxes	(500)	(501)	(478)	(407)	(400)	(384)	(404)	(368)	(402)	(365)	(365)	(392)	(323)
Judicial Deposits	41	32	71	153	29	88	33	86	200	41	47	29	55
Contingencies	(16)	(10)	(9)	(7)	(4)	-	(13)	(12)	(6)	(4)	(6)	(6)	(7)
Mediation/ Partner Suppliers	-	-	-	-	-	-	-	-	-	(457)	-	-	-
Investments	**(672)**	**(544)**	**(702)**	**(656)**	**(592)**	**(881)**	**(596)**	**(661)**	**(685)**	**(748)**	**(693)**	**(660)**	**(591)**
Telemar	(279)	(206)	(245)	(232)	(215)	(245)	(212)	(185)	(195)	(195)	(192)	(262)	(176)
Oi S.A.	(99)	(54)	(83)	(61)	(62)	(88)	(54)	(62)	(66)	(88)	(83)	(60)	(89)
Oi Móvel	(294)	(284)	(374)	(363)	(315)	(548)	(330)	(414)	(424)	(465)	(417)	(338)	(326)
Operational Generation	**(417)**	**(177)**	**(540)**	**(242)**	**(30)**	**(456)**	**(375)**	**(331)**	**(413)**	**(1.023)**	**(296)**	**(774)**	**(113)**
Capital Increase	-	-	-	-	-	-	-	-	-	-	-	-	-
Pharol Agreement	-	-	-	-	-	-	-	-	-	-	-	-	-
Non Core	-	-	-	-	-	-	-	-	-	121	-	-	-
Intra-Group Transactions	100	-	-	-	-	-	-	-	-	-	17	-	-
Financial Transactions	9	16	16	(296)	7	8	2	2	2.264	3.070	(48)	31	8
Dividends and JCP [Interest of Shareholders' Equity]	-	-	-	-	-	-	-	-	-	-	-	0	-
Closing balance - Financial Cash	**4.306**	**4.145**	**3.621**	**3.083**	**3.060**	**2.612**	**2.239**	**1.910**	**3.761**	**5.929**	**5.602**	**4.859**	**4.754**

BALANCE SHEET OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement
1st QUARTER 2020

- **Cash Recorded in the Books** of the Companies under Reorganization registered an increase of BRL 3,690 million in the quarter, reaching BRL 5,559 million

- **Loans Receivable** from the Companies under Reorganization's Current Assets decreased by BRL 347 million to BRL 35 million.

- **Property, Plant and Equipment** of the Non-Current Assets of the Companies under Reorganization reached BRL 39,504 million in the 1st quarter of 2020.

- **Investments** fell by BRL 2,042 million in the quarter, totaling BRL 1,675 million

- **The Consolidated Loss** of the Companies under Reorganization was BRL 6,280 million in the 1st quarter of 2020

Statement

1st **QUARTER** 2020

Table 3 - Balance Sheet, Assets

In BRL thousand

		(A) 12/31/2019 4th Quarter 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter 2020
Ⓐ Ⓑ	Cash and Cash Equivalents	1.651.273	3.688.086	5.339.358
	Financial Investments	183.850	*1.977*	185.827
	Accounts Receivable	7.328.729	*40.990*	7.369.719
	Inventories	154.807	*18.094*	172.902
	Credits with Related Parties	78.583	*(602)*	77.981
	Loans Receivable	382.415	*(347.107)*	35.308
	Taxes to Recover	1.502.451	*(41.797)*	1.460.654
	Deposits and Judicial Freezing of Assets	1.505.502	*(51.456)*	1.454.046
	Dividends and Interest on Equity	26.232	*(15.201)*	11.032
	Assets Held for Sale	83.903	*(34.548)*	49.354
	Other Assets	1.559.545	*474.523*	2.034.068
	Current Assets	**14.457.290**	***3.732.959***	**18.190.249**
Ⓒ	Credits with Related Parties	336	*640*	975
	Financial Investments	33.042	*(71)*	33.971
	Deferred Taxes to Recover	113.383	*11.728*	125.111
	Other Taxes	2.994.858	*(207.868)*	2.786.990
	Deposits and Judicial Freezing of Assets	6.465.032	*(59.741)*	6.405.291
	Other Assets	1.074.621	*(40.131)*	1.034.489
	Investments	3.717.644	*(2.042.203)*	1.675.441
	Property, Plant and Equipment	38.317.012	*1.186.807*	39.503.819
	Intangible	3.958.075	*(178.723)*	3.779.352
	Non-Current Assets	**56.674.905**	***(1.329.562)***	**55.345.343**
	Total Assets	**71.132.195**	***2.403.397***	**73.535.592**

Cash recorded in the books = BRL 5,559 mi

Ⓐ + Ⓑ + Ⓒ

1. BRL 3,690 million increase in the quarter

Current Assets *(page 1 of 2)*

Cash recorded in the Books of the Companies under Reorganization increased by BRL 3,690 million in the 1st Quarter of 2020

Total Assets of the Companies under Reorganization rose by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to an increase of BRL 3,733 million in Current Assets and fall of BRL 1,330 million in Non-Current Assets. The increase of BRL 3,733 million of the *Current Assets* was influenced by:

- 1. Cash recorded in the Books (resulting from the sum of the Cash and Cash Equivalents, Current Financial Investments and Non-Current Financial Investments captions) increased by BRL 3,690 million in the 1st quarter of 2020 (up 197%), totaling BRL 5,559 million. According to Management, the substantial increase is explained by the issue of simple, non-convertible debentures, the sale of a 25% stake in the capital of the Angolan operator Unitel and the sale of property located at Rua General Polidoro, 99 - Botafogo - Rio de Janeiro.

Statement
1st <u>QUARTER</u> of 2020

Table 3 - Balance Sheet, Assets
In BRL thousand

	(A) 12/31/2019 4th Quarter 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Cash and Cash Equivalents	1.651.273	*3.688.086*	5.339.358
Financial Investments	183.850	*1.977*	185.827
Accounts Receivable	7.328.729	*40.990*	7.369.719
Stocks	154.807	*18.094*	172.902
Credits with Related Parties	78.583	*(602)*	77.981
[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]
Deposits and Judicial Freezing of Assets	1.505.502	*(51.456)*	1.454.046
Dividends and Interest on Equity	26.232	*(15.201)*	11.032
Assets Held for Sale	83.903	*(34.548)*	49.354
Other Assets	1.559.545	*474.523*	2.034.068
Current Assets	**14.457.290**	***3.732.959***	**18.190.249**
Credits with Related Parties	338	*640*	979
Financial Investments	33.942	*(71)*	33.871
Deferred Taxes to Recover	113.383	*11.728*	125.111
Other Taxes	2.994.858	*(207.868)*	2.786.990
Deposits and Judicial Freezing of Assets	6.465.032	*(59.741)*	6.405.291
Other Assets	1.074.621	*(40.131)*	1.034.489
Investments	3.717.644	*(2.042.203)*	1.675.441
Property, Plant and Equipment	38.317.012	*1.186.807*	39.503.819
Intangible	3.958.075	*(178.723)*	3.779.352
Non-Current Assets	**56.674.905**	***(1.329.562)***	**55.345.343**
Total Assets	**71.132.195**	***2.403.397***	**73.535.592**

2. Loans receivable fell by BRL 347 m
3. Recoverable taxes fell by BRL 42 m
4. Deposits and judicial blockades fell by BRL 51 m

Current Assets *(page 2 of 2)*

Loans receivable reduced by BRL 347 million in the 1st Quarter of 2020

Total Assets of the Companies under Reorganization rose by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to the increase of BRL 3,733 million in Current Assets and the fall of BRL 1,330 million in Non-Current Assets. The increase of BRL 3,733 million of ***<u>Current Assets</u>*** was influenced by:

- 2. Loans receivable shrank by BRL 347 million in the 1st quarter of 2020 (down 91%), totaling BRL 35 million. According to Management, the reduction in loans receivable above refers to the discharge of a loan between a Company under Reorganization and one which was not under Reorganization.
- 3. Recoverable taxes presented a reduction of BRL 42 million (decrease of 3%), totaling BRL 1,461 million. Management explained that the reduction refers to the offsetting of tax credits.
- 4. Deposits and judicial freezing of assets fell by BRL 51 million (3% retraction), totaling BRL 1,454 million. According to the Management, the reduction is due to the redemption and release of judicial deposits in favor of Oi, in the PEX and civil spheres.

Statement
1st QUARTER of 2020

Table 3 - Balance Sheet, Assets
In BRL thousand

	(A) 12/31/2019 4th Quarter of 2019	(B) - (A) Variation	(B) 31/03/2020 1st quarter of 2020
Cash and Cash Equivalents	1.651.273	*3.688.086*	5.339.358
Financial Investments	183.850	*1.977*	185.827
Accounts Receivable	7.328.729	*40.990*	7.369.719
Inventories	154.807	*18.094*	172.902
Credits with Related Parties	78.583	*(602)*	77.981
Loans Receivable	382.415	*(347.107)*	35.308
Taxes to Recover	1.502.451	*(41.797)*	1.460.654
Deposits and Judicial Freezing of Assets	1.505.502	*(51.456)*	1.454.046
Dividends and Interest on Equity	26.232	*(15.201)*	11.032
Assets Held for Sale	83.903	*(34.548)*	49.354
Other Assets	1.559.545	*474.523*	2.034.068
Current Assets	**14.457.290**	***3.732.959***	**18.190.249**
Credits with Related Parties	338	*640*	979
Financial Investments	33.942	*(71)*	33.871
Deferred Taxes to Recover	113.383	*11.728*	125.111
Other Taxes	2.994.858	*(207.868)*	2.786.990
Deposits and Judicial Freezing of Assets	6.465.032	*(59.741)*	6.405.291
Other Assets	1.874.621	*(40.131)*	1.834.490
Investments	[illegible]	*[illegible]*	[illegible]
Property, Plant and Equipment	[illegible]	*[illegible]*	[illegible]
Intangible	3.958.075	*(178.723)*	3.779.352
Non-Current Assets	**56.674.905**	***(1.329.562)***	**55.345.343**
Total Assets	**71.132.195**	***2.403.397***	**73.535.592**

1. Other taxes had reduction of BRL 208 m

2. Investments fell by BRL 2,042 million

3. Property, Plant and Equipment increased by BRL 1,187 mi

4. Intangibles had a drop of BRL 179 mi

Non-Current Assets *(page 1 of 1)*

Investments in the Companies under Reorganization were reduced by BRL 2,042 million in the 1st Quarter of 2020

Total Assets of the Companies under Reorganization rose by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to the increase of BRL 3,733 million in Current Assets and the fall of BRL 1,330 million in Non-Current Assets. The reduction of BRL 1,330 million in ***Non-Current Assets*** was influenced by:

- 1. Other taxes had a reduction of BRL 208 million in the 1st quarter of 2020 (7% decrease), totaling BRL 2,787 million. According to the Management, the reduction observed refers to the transfer from the long to short term.
- 2. Investments were reduced by BRL 2,042 million, totaling BRL 1,675 million. Management explained that the reduction observed mainly refers to the effect caused by the reduction in the capital stock of the investment in PT Participações, an operation necessary to nationalize part of the funds received from the sale of 25% of the Angolan operator Unitel.
- 3. Property, plant and equipment increased by BRL 1,187 million (3% increase), totaling BRL 39,504 million. According to Management, the increase is a reflection of the acceleration of investments contemplated in the plan for incremental CAPEX, which will allow the advancement of high-speed broadband service projects, mainly by fiber optics, and the expansion of the mobile access network.
- 4. Intangible assets fell by BRL 179 million (5% retraction), totaling BRL 3,779 million. Management explained that the fall observed refers basically to normal appropriations of the quotas of amortization of items recorded in the Group of Intangible Assets.

Statement

1st QUARTER of 2020

Table 4 - Balance Sheet, Liabilities

In BRL thousand	(A) 12/31/2019 4th Quarter 2019	(B) - (A) *Variation*	(B) 03/31/2020 1st quarter 2020
Wages, Social Charges and Benefits	481.865	*(45.787)*	436.078
Suppliers	6.605.297	*(693.292)*	5.912.004
Leases Payable	1.394.997	*113.654*	1.508.651
Derivative Financial Instruments	1.152	*(1.152)*	0
Loans and Financing	[illegible]	[illegible]	[illegible]
Current Taxes to Collect	791.951	*524.629*	1.316.580
Dividends and Interest on Equity	5.731	*17*	5.749
Authorizations and Concessions to be Paid	58.582	*21.886*	80.468
Tax Refinancing Program	86.575	*613*	87.188
Provisions	[illegible]	[illegible]	[illegible]
Other Obligations	1.371.084	*233.354*	1.604.437
Current Liabilities	**11.662.905**	***(12.403)***	**11.650.502**
Suppliers	3.415.168	*(126.202)*	3.288.966
Leases Payable	6.495.619	*565.414*	7.061.033
Loans and Financing	17.900.660	*6.361.253*	24.261.913
Other Taxes	1.230.690	*(13.158)*	1.217.532
Tax Refinancing Program	330.236	*(19.342)*	310.894
Provisions	3.913.175	*183.863*	4.097.038
Provisions for Pension Funds	633.012	*18.629*	651.641
Provisions for Loss on Investment	548.321	*49.830*	598.151
Other Obligations	7.352.082	*1.620.741*	8.972.823
Non-Current Liabilities	**41.818.964**	***8.641.028***	**50.459.992**
Shareholders' Equity	**17.650.326**	***(6.225.228)***	**11.425.098**
Total Liabilities + Shareholders' Equity	**71.132.195**	***2.403.397***	**73.535.592**

1. Suppliers fell by BRL 693 million

2. Current taxes to collect increased by BRL 525 m

3. Other obligations increased by BRL 233 million

Current Liabilities *(page 1 of 1)*

Suppliers of the Companies under Reorganization had a fall of BRL 693 million in the 1st Quarter of 2020

Total Liabilities of the Companies under Reorganization increased by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to the decrease of BRL 12 million in Current Liabilities, the increase of BRL 8,641 million in Non-Current Assets and the reduction of BRL 6,225 million in Shareholders' Equity. The BRL 12 million drop in *Current Liabilities* was influenced by:

- 1. Suppliers shrank by BRL 693 million in the 1st quarter of 2020 (10% reduction), totaling BRL 5,912 million. According to Management, the reduction basically refers to the payment of the 2nd installment of the Partner Suppliers as described in the Court-Supervised Reorganization Plan and the higher payment to CAPEX suppliers in line with the Company's strategic plan to accelerate investments in Fiber Optics (FTTH) and 4G and 4.5G Mobile Broadband.
- 2. Current taxes to collect increased by BRL 525 million (up 66%), totaling BRL 1,317 million. Management explained that the increase refers to the amount due in relation to the Fistel fee which, since the publication of Provisional Remedy No. 952/2020, had its payment extended to August 31, 2020.
- 3. Other Obligations increased by BRL 233 million (up 17%), totaling BRL 1,604 million. According to Management, the increase refers to the recognition of the devaluation of the Real against the Dollar over the remunerated obligation of the satellite transmission contract (TV DTH) in accordance with CPC 25/IAS 37 - Provisions, Contingent Liabilities and Contingent Assets.

Statement

1st QUARTER of 2020

Table 4 - Balance Sheet, Liabilities

In BRL thousand

	(A) 12/31/2019 4th Quarter of 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Wages, Social Charges and Benefits	481.865	(45.787)	436.078
Suppliers	6.605.297	(693.292)	5.912.004
Leases Payable	1.394.997	113.654	1.508.651
Derivative Financial Instruments	1.732	(1.732)	0
Loans and Financing	326.388	(147.008)	179.380
Current Taxes to Collect	791.951	524.629	1.316.580
Dividends and Interest on Equity	5.731	17	5.749
Authorizations and Concessions to be Paid	58.582	21.886	80.468
Tax Refinancing Program	86.575	613	87.188
Provisions	539.283	(19.317)	519.966
Other Obligations	1.371.084	233.354	1.604.437
Current Liabilities	**11.662.905**	**(12.403)**	**11.650.502**
Suppliers	3.415.168	(126.202)	3.288.966
Leases Payable	6.493.619	[illegible]	7.061.033
Loans and Financing	17.900.660	6.361.253	24.261.913
Other Taxes	1.230.690	(13.158)	1.217.532
Tax Refinancing Program	330.236	(19.342)	310.894
Provisions	3.913.175	183.863	4.097.038
Provisions for Pension Funds	633.012	18.629	651.641
Provisions for Loss on Investment	548.321	49.830	598.151
Other Obligations	7.352.082	1.620.741	8.972.823
Non-Current Liabilities	**41.818.964**	**8.641.028**	**50.459.992**
Shareholders' Equity	**17.650.326**	**(6.225.228)**	**11.425.098**
Total Liabilities + Shareholders' Equity	**71.132.195**	**2.403.397**	**73.535.592**

Loans and Financing of the Companies under Reorganization

	(A) 12/31/2019 4th Quarter of 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Domestic Currency	11.968	12.128	24.096
Foreign Currency	314.420	(159.135)	155.285
Total Short Term (Current)	326.388	(147.008)	179.380
Domestic Currency	8.693.490	3.463.667	12.157.157
Domestic - related parties	299	4	303
Foreign Currency	9.206.870	2.897.582	12.104.453
Total Long Term (Non-Current)	17.900.660	6.361.253	24.261.913
Total Loans and Financing	18.227.048	6.214.245	24.441.294

- *Short-Term Loans and Financing in Domestic Currency* increased by BRL 12 million in the 1st quarter of 2020, totaling BRL 24 million, corresponding to a minimum fraction of Loans and Financing.
- *Short-term Foreign Currency Loans and Financing* fell by BRL 159 million, totaling BRL 155 million.
- The result was a reduction of BRL 147 million in Loans and Short Term Financing, reaching BRL 179 million.
  - According to Management, the reduction in Foreign Currency Short Term Loans occurred due to the payment of the interest portion of the Qualified Bond, as provided in the court-supervised reorganization Plan.

- Loans and Long Term Financing increased by BRL 6,361 million in the 1st quarter of 2020, totaling BRL 24,262 million. From this total, loans in Domestic Currency reached BRL 12,157 million. Loans in Domestic Currency - related parties totaled only BRL 303,000. Finally, foreign currency loans rose BRL 2,898 million, reaching BRL 12,104 million.
  - According to Management, the rise noted is explained by obtaining debentures, not convertible and the impact of the devaluation of the Real against the Dollar.

Statement
1st QUARTER of 2020

Table 4 - Balance Sheet, Liabilities
In BRL thousand

	(A) 12/31/2019 4th Quarter of 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Wages, Social Charges and Benefits	481.865	*(45.787)*	436.078
Suppliers	6.605.297	*(693.292)*	5.912.004
Leases Payable	1.394.997	*113.654*	1.508.651
Derivative Financial Instruments	1.152	*(1.152)*	0
Loans and Financing	326.388	*(147.008)*	179.380
Current Taxes to Collect	791.951	*524.629*	1.316.580
Dividends and Interest on Equity	5.731	*17*	5.749
Authorizations and Concessions to be Paid	58.582	*21.886*	80.468
Tax Refinancing Program	86.575	*613*	87.188
Provisions	539.283	*(19.317)*	519.966
Other Obligations	1.371.084	*233.354*	1.604.437
Current Liabilities	**11.662.905**	***(12.403)***	**11.650.502**
Suppliers	3.415.459	*(126.393)*	3.289.066
Leases Payable	6.495.619	*565.414*	7.061.033
Loans and Financing	17.900.660	*6.361.253*	24.261.913
Other Taxes	1.230.690	*(13.158)*	1.217.532
Tax Refinancing Program	330.235	*(19.342)*	310.894
Provisions	3.913.175	*183.863*	4.097.038
Provisions for Pension Funds	633.012	*18.629*	651.641
Provisions for Loss on Investment	549.321	*40.830*	590.151
Other Obligations	7.352.082	*1.620.741*	8.972.823
Non-Current Liabilities	**41.818.964**	***8.641.028***	**50.459.992**
Shareholders' Equity	**17.650.326**	***(6.225.228)***	**11.425.098**
Total Liabilities + Shareholders' Equity	**71.132.195**	***2.403.397***	**73.535.592**

1. Leases Payable increased by BRL 565 m

2. Provisions increased by BRL 184 million

3. Other Obligations increased by BRL 1,621 m

Non-current Liabilities *(page 1 of 1)*

Other Recoverable Obligations increased by BRL 1,621 million in the 1st Quarter of 2020

Total Liabilities of the Companies under Reorganization increased by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to the decrease of BRL 12 million in Current Liabilities, the increase of BRL 8,641 million in Non-Current Assets and the reduction of BRL 6,225 million in Shareholders' Equity. The increase of BRL 8,641 million of the ***Non-Current Liabilities*** was influenced, in addition to Loans and Financing, by:

- 1. Leases payable showed an increase of BRL 565 million in the 1st quarter of 2020 (up 9%), totaling BRL 7,061 million. According to Management, the positive variation observed is basically explained by the renewal of the lease contract of towers to provide mobility services.
- 2. Provisions increased by BRL 184 million (5% increase), reaching BRL 4,097 million. Management explained that the increase was motivated by the recording of monetary adjustment on provisions and the reclassification of risk in a taxable process to possible.
- 3. Other Obligations increased by BRL 1,621 million (up 22%), totaling BRL 8,973 million. According to Management, the increase refers to the recognition of the devaluation of the Real against the Dollar over the remunerated of the satellite transmission contract (TV DTH) in accordance with CPC 25/IAS 37 - Provisions, Contingent Liabilities and Contingent Assets

Statement

1st QUARTER of 2020

Table 5 - Balance Sheet, Shareholders' Equity

In BRL thousand

	(A) 12/31/2019 4th Quarter of 2019		(B) 03/31/2020 1st quarter of 2020
Current Liabilities	**11.662.905**	*(12.403)*	11.650.502
Non-Current Liabilities	**41.818.964**	*8.641.028*	50.459.992
Realized Capital Stock	32.538.937	*0*	32.538.937
Capital Reserves	3.873.456	*2.864*	3.876.320
Profit Reserves	0	*0*	0
Accumulated Profit/Losses	(17.727.954)	*(6.280.065)*	(24.008.020)
Cost of Issue of Shares	(801.073)	*0*	(801.073)
Asset Valuation Adjustments	(34.017)	*50.822*	16.805
Other Comprehensive Results	(199.023)	*1.152*	(197.871)
Shareholders' Equity	**17.650.326**	***(6.225.228)***	**11.425.098**
Total Liabilities + Shareholders' Equity	**71.132.195**	***2.403.397***	**73.535.592**

1. Equity Valuation Adjustments increased by BRL 51 m

Shareholders' Equity *(page 1 of 1)*

Equity Valuation Adjustments increased by BRL 51 m in the 1st Quarter of 2020

Total Liabilities of the Companies under Reorganization increased by BRL 2,403 million in the 1st quarter of 2020 in comparison with the previous quarter, due to the decrease of BRL 12 million in Current Liabilities, the increase of BRL 8,641 million in Non-Current Assets and the reduction of BRL 6,225 million in Shareholders' Equity. The reduction of BRL 6,225 million in Shareholders' Equity was influenced, in addition to the Accumulated Profits/Losses, by:

- 1. The Equity Valuation Adjustments showed an increase of BRL 51 million in the 1st quarter of 2020, totaling BRL 17 million. According to Management, the reduction observed refers to the loss of exchange rate variation of foreign operating companies.

INCOME STATEMENT

HIGHLIGHTS

Statement
1st QUARTER of 2020

- **Gross operating revenue** of the Companies under Reorganization reduced 3.1% in the quarter

- **Other Operating Expenses** of the Companies under Reorganization reduced R$ 765 million to BRL 202 million in the quarter

- **Income before Financial Income and Taxes** of the Companies under Reorganization was positive in BRL 131 million

- **Financial Income** of the Companies under Reorganization closed the 1st quarter of 2020 with negative value of BRL 6,450 million

- **The Consolidated Loss** of the Companies under Reorganization was BRL 6,280 million in the 4th quarter of 2019

Statement

1st QUARTER of 2020

Table 6 - Quarterly Income Statement

In BRL thousand

	(A) 12/31/2019 4th Quarter of 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Gross Operating Revenue	6.499.940	(203.742)	6.296.198
Deductions from Gross Revenue	(1.709.913)	51.993	(1.657.920)
Net Revenue from Sale of Goods and/or Services	**4.790.027**	**(151.750)**	**4.638.277**
Cost of Services Provided and Goods Sold	(3.767.358)	87.108	(3.680.250)
Gross Income	**1.022.669**	**(64.642)**	**958.027**
Expenses with Sales	(975.031)	116.110	(858.921)
General and Administrative Expenses	[illegible]	[illegible]	[illegible]
Other Operating Revenues	[illegible]	[illegible]	[illegible]
Other Operating Expenses	[illegible]	[illegible]	[illegible]
Equity Accounting Income	(295.833)	[illegible]	[illegible]
Operating Expenses/Revenues	**(1.633.501)**	**806.242**	**(827.259)**
Income Before Financial Income and Taxes	**(610.832)**	**741.600**	**130.768**
Financial Revenues	[illegible]	[illegible]	[illegible]
Financial Expenses	(1.752.888)	(7.912.672)	(9.665.560)
Financial Income	**(1.928.403)**	**(4.521.288)**	**(6.449.691)**
Current	(202)	16.247	16.045
Deferred	276.534	(252.721)	23.813
Tax Incentive Operating Profit	0	0	0
Income Tax and Social Contribution on Profits	**276.332**	**(237.474)**	**38.858**
Consolidated Profit/Loss for the Period	**(2.262.903)**	**(4.017.162)**	**(6.280.065)**

1. 3.1% reduction in Gross Revenue

2. Reduction of BRL 588 m in Other Revenues

3. Reduction of BRL 765 m in Other Expenses

4. Increase of BRL 525 m in Equity Accounting

5. Financial Revenues increased by BRL 3,216 million

6. Financial Expenses rose by BRL 7,913 million

Quarterly Income Statement *(page 1 of 2)*

The Consolidated Loss of BRL 6,280 million recorded by the Companies under Reorganization in the 1st Quarter of 2020 was influenced by:

- 1. The Gross Operating Revenue of the Companies under Reorganization fell by BRL 204 million (a 3.1% drop) in the 1st quarter of 2020 compared with the previous quarter, totaling BRL 6,296 million. According to information provided by Management, the decrease is mainly due to the reduction in Fixed revenues due to the base fall, followed by a reduction in mobile service due to the fall in the base of prepaid, partially offset by the increase in the base of postpaid and control.
- 2. Other Operating Revenues of the Companies under Reorganization had a reduction of BRL 588 million in the quarter, totaling BRL 583 million. According to information provided by Management, the reduction is explained by the lower volume of expenses recovered, offset by the gain on the sale of real estate and by the gain on the disposal of the investment held in PT Ventures
- 3. Other operating expenses of the Companies under Reorganization fell BRL 765 million in the quarter, totaling BRL 202 million. According to information provided by Management, the reduction was caused by the lower volume of current assets write-offs and the non-constitution of the provision for employees' profit sharing in the Company's income, when compared to the 4th quarter of 2019.
- 4. The Equity Accounting Income (losses) increased by 525 million in the quarter, totaling BRL 230 million. Management explained that the variation observed is due to the equity accounting income of foreign companies, which are not eliminated in the consolidated accounts of companies under court-supervised reorganization.

The other operating captions added, the Companies under Reorganization posted positive Income Before Financial Income and Taxes of BRL 131 million in the 1st quarter of 2020.

Statement

1st QUARTER of 2020

Table 6 - Quarterly Income Statement

In BRL thousand

	(A) 31/12/2019 4th Quarter 2019	(B) - (A) Variation	(B) 03/31/2020 1st quarter of 2020
Gross Operating Revenue	6.499.940	(203.742)	[illegible]
Deductions from Gross Revenue	(1.709.913)	51.993	(1.657.920)
Net Revenue from the Sale of Goods and/or Services	**4.790.027**	(151.750)	4.638.277
Cost of Services Provided and Goods Sold	(3.767.358)	87.108	(3.680.250)
Gross Income	**1.022.669**	(54.642)	968.027
Expenses with Sales	(975.031)	116.110	(858.921)
General and Administrative Expenses	[illegible]	[illegible]	[illegible]
Other Operating Revenues	[illegible]	[illegible]	[illegible]
Other Operating Expenses	[illegible]	[illegible]	[illegible]
Equity Accounting Income	(295.833)	[illegible]	[illegible]
Operating Expenses/Revenues	**(1.633.501)**	806.242	(827.259)
Income Before Financial Income and Taxes	[illegible]	[illegible]	[illegible]
Financial Revenues	(175.515)	[illegible]	[illegible]
Financial Expenses	[illegible]	[illegible]	[illegible]
Financial Income	**(1.928.403)**	(4.521.288)	(6.449.691)
Current	(202)	16.247	16.045
Deferred	276.534	(252.721)	23.813
Tax Incentive Exploitation Profit	0	0	0
Income Tax and Social Contribution on Profits	**276.332**	(237.474)	38.858
Consolidated Profit/Loss of the Period	**(2.262.903)**	(4.017.162)	(6.280.065)

1. 3.1% reduction in Gross Revenue

2. Reduction of BRL 588 m in Other Revenues

3. Reduction of BRL 765 m in Other Expenses

4. Increase of BRL 525 m in Equity Accounting

5. Financial Revenues increased by BRL 3,216 million

6. Financial Expenses increased by BRL 7,913 million

Quarterly Income Statement *(page 2 of 2)*

The Consolidated Loss of BRL 6,280 million recorded by the Companies under Reorganization in the 1st Quarter of 2020 was influenced by:

- 5. The Financial Revenues of the Companies under Reorganization presented an increase of BRL 3,391 million in the 1st quarter of 2020 in comparison with the previous quarter, totaling BRL 3,216 million. According to information provided by Management, the variation refers to revenues related to the fair value of loans and financing and financial revenue from the cash held in offshore accounts after the sale of Unitel, the strong devaluation of the real against the dollar in the 1st Quarter of 2020 was added to them.
- 6. The Companies under Reorganization' Financial Expenses increased by BRL 7,913 million in the quarter, totaling BRL 9,666 million. According to information provided by Management, the strong increase observed refers mainly to the devaluation of the Real against the Dollar and the accrual of interest in the period.

SERVICE TO CREDITORS

In the last month, Trustee continued to devote itself to the organization of the new General Meeting of Creditors that will be held to discuss the proposal of the Companies under Reorganization of the Amendment to the Court-Supervised Reorganization Plan pursuant to the terms of the decision rendered on page 425.465/425.471.

Among the work for the new AGC is the examination and validation of the documentation which has been submitted by creditors with voting rights through the online platform made available to the creditors, as it was done for the Creditors' General Meeting held in 2017, allowing creditors to exercise their voting rights without the need to travel (https://credor.oi.com.br).

Still in relation to the AGC as determined on page 444.047/444.051, AJ has been following the mediation involving the relevant Companies under Reorganization and the relevant Creditors, which aims at discussing the provisions of the amendment to the Plan of court-supervised reorganization Plan, attached to pages 439.115/439.203.

In relation to the bankruptcy credits, AJ remains focused on clarifying doubts about mediation procedures, clauses and compliance with the approved court-supervised reorganization Plan, and is constantly contacted by national and international creditors, either by telephone on +55 (21) 2272-9300, or by the e-mail credoroi@wald.com.br.

This Management follows up on the thousands of incidents (challenges and qualifications) that are being processed attached to the court-supervised reorganization records, pronouncing when determined by the Judge and recording the sentences rendered for subsequent consolidation in the General List of Creditors. AJ makes available on the site of court-supervised reorganization the list of procedural incidents sentenced, which is periodically updated.

At the same time, throughout the month, this Management followed the mediation procedure related to the procedural incidents, in accordance with the decision of pages 341.970/341.973. This mediation aims at stimulating a composition among creditors and debtors to establish the value of credits, from an online platform, which already has 11,919 signed agreements.

In addition, AJ continues to assist this honorable Judge in the organization of the innumerable official letters received from other Judges requesting authorization to constrict the assets of the Companies under Reorganization for the payment of non-bankruptcy credits, in a procedure that, on the one hand, unites speed and security for the benefit of the Creditors, and, on the other, allows the Oi Group to be rebuild itself and the PRJ to be complied with.

SERVICE TO CREDITORS

For this purpose, this Management makes available every month on the site of court-supervised reorganization (www.recuperacaojudicaloi.com.br), which already has 1,590,090 accesses, the list of official letters received from the register of the 7th Business Court - more than 26,000 requests having already been processed - and of the credits paid by the Oi Group.

In a decision dated 03.06.2020, the Judge of the Court-supervised Reorganization Plan determined that the Companies under Reorganization increase the amount made available for payment of non-bankruptcy credits by BRL 7,000,000.00 per month.

SUMMARY OF THE PRONOUNCEMENT OF AJ IN THE RECORDS

Below, AJ lists the pronouncements presented in the record of the electronic proceedings after the last Monthly Activity Report, indicating the respective pages.

Pages 440.582/440.601	Monthly report on the activities performed by the Companies under Reorganization (for April 2020).	06.16.2020
Pages 439.226/439.228	AJ's pronouncement on: (i) the implementation by the Companies under Reorganization of the necessary measures for drop down involving the "FTTH (fiber to the home) assets" of the Company under Reorganization Oi Móvel S.A. and (ii) the innumerable requests for the payment of non-bankruptcy credits.	06.19.2020
Pages 443.583/443.584	AJ's pronouncement on: (i) the agreement involving Globenet Cabos Submarinos S.A. and Oi S.A. ; and (ii) the innumerable requests for payment of the non-bankruptcy credits.	06.29.2020
Pages 444.044/444.045	AJ's pronouncement suggesting mediation between the Companies under Reorganization and stakeholders to discuss the provisions of the addition to the Court-Supervised Reorganization Plan.	07.02.2020
Pages 445.424/445.426	AJ's pronouncement on the preparations of the new AGC .	07.08.2020
	Appeals in which Trustee submitted a pronouncement:	
0028271-19.2020.8.19.0000	Interlocutory Appeal filed by the Public Prosecutor's Office against the decision granting the request made by the Companies under Reorganization to authorize them to follow "the guidelines issued by ANATEL with regard to the provision of the service to defaulting Clients while the pandemic crisis lasts;"	07.08.2020

Additionally, in response to the official letters and requests addressed directly to AJ by the most diverse Courts of Brazil, Trustee submitted several pronouncements in cases filed against The Companies under Reorganization.

SUPERVISION OF COMPLIANCE WITH THE COURT-SUPERVISED REORGANIZATION PLAN

The court-supervised reorganization Plan ("PRJ") submitted by the Companies under Reorganization was approved by the Creditors present at the General Meeting of Creditors held on December 19, 2017, and was ratified with exceptions, by this honorable Judge, according to the decision of pages 254.741/254.756.

Thus, this Management remains focused on inspection of compliance with the obligations of the Companies under Reorganization of the ratified PRJ, having, for such, held periodic meetings with the Company and analyzed all the relevant documentation.

As a result of this inspection, AJ informs that, in May 2020, only the obligations that have a maturity period linked to the rendering of a final unappealable decision on the records of origin, as established in the court-supervised reorganization Plan, have expired. Monthly, this Management receives the list of labor credits paid throughout the month, by virtue of the end of the grace period (180 days counted from when the final unappealable decision was rendered of the action of origin - clause 4.1.1 of PRJ).

Finally, regarding mediation with illiquid credits, AJ informs that it has been monitoring the procedure and functioning of the FGV Platform, available for access since July 26, 2018.

WALD

ANTUNES VITA LONGO BLATTNER

Av. Almirante Barroso, 52,

24º andar

CEP 20031-000

Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubitschek,

nº 510, 8º andar

CEP 04543-906

São Paulo, SP – Brazil

RIO BRANCO

CONSULTORES ASSOCIADOS

Av. Marquês de São
Vicente, 446 – Conj. 1206
Barra Funda
CEP 01139-000
São Paulo, SP - Brazil